Exhibit 23




                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statements on Form S-3 (File Nos. 33-62797, 33-47497, and 333-38199) and related Prospectus of American Express Credit Corporation (the "Company") and to the incorporation by reference therein of our report dated February 7, 1997 with respect to the consolidated financial statements and schedules of the American Express Company incorporated by reference in the American Express Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended on Form 10-K/A (Amendment No. 1) dated June 26, 1997, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP
-----------------------------
Ernst & Young LLP
New York, New York
February 10, 1998
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